Exhibit 99.2

All,

Today we publicly announced that we have entered into a merger agreement with GETCO whereby GETCO and Knight will be combined under a new publicly traded holding company.

The combined firm will create a true industry leader as an independent market-maker and agency broker across geographies, market structures and asset classes.  The resulting company will benefit from Knight’s deep customer franchise and GETCO’s leading-edge technology platform, resulting in a company extremely well positioned to serve customers across multiple products globally.

Following the close of the transaction, which we expect to occur in the second quarter, I look forward to continuing as Executive Chairman of the Board. Daniel Coleman, currently CEO of GETCO, will serve as the CEO and a board member of the combined company. Steve Bisgay will serve as Chief Financial Officer for the combined company.

The closing of the transaction is conditioned on stockholder and regulatory approvals and other customary closing conditions. Until the transaction closes, Knight and GETCO will continue to operate as independent companies.

Upon close of the transaction, broker-dealers and institutions will continue to experience the same industry-leading execution quality and client service they’ve come to expect from Knight, with the additional liquidity-enhancing capabilities of GETCO’s renowned technology. Our client-centered philosophy will only be strengthened by this combination, and we will continue to operate with the same guiding principles that have made us who we are today.

While we are still in the early stages of this process, we will keep you updated as we move forward.

The key to the success of our business has been – and will continue to be – you, our dedicated employees. You are an amazing group of individuals. I want to thank all of you for your continued diligence, support and focus on serving our clients.

Today’s press release is attached and talking points to use in your discussions with clients are below.

Sincerely,

TJ

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This communication is not a solicitation of a proxy from any stockholder of Knight or GETCO. In connection with the agreement and plan of merger among Knight, GETCO and GA-GTCO, LLC (the "Merger Agreement"), Knight, GETCO and the new holding company (“Newco”) intend to file relevant materials with the SEC, including a Registration Statement on Form S-4 filed by Newco, that will contain a joint proxy statement/prospectus. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THESE MATERIALS AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT KNIGHT, GETCO, NEWCO AND THE PROPOSED TRANSACTION. The Form S-4, including the joint proxy statement/prospectus, and other relevant materials (when they become available), and any other documents filed by GETCO, Newco or Knight with the SEC, may be obtained free of charge at the SEC's web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by directing a written request to “Investor Relations,” Knight Capital Group, 545 Washington Boulevard, Jersey City, NJ  07310, or by accessing Knight’s website at www.knight.com  under the heading “Investor Relations” and then under “SEC Filings.”

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

PARTICIPANTS IN THE SOLICITATION

GETCO, Knight and Newco and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the security holders of Knight in connection with the proposed transaction. Information about Knight's directors and executive officers is available in Knight's definitive proxy statement, dated April 3, 2012, for its 2012 annual meeting of stockholders. Other information regarding the participants and description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Form S-4 and the joint proxy statement/prospectus that Newco will file with the SEC, when it becomes available.

Certain statements contained herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “prospects” or “potential,” by future conditional verbs such as “will,” “would,” “should,” “could” or “may”, or by variations of such words or by similar expressions. These "forward-looking statements" are not historical facts and are based on current expectations, estimates and projections about the parties’ industry, management beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict including, without limitation, risks associated with the August 1, 2012 technology issue at Knight that resulted in Knight sending numerous erroneous orders in NYSE-listed and NYSE Arca securities into the market and the impact to Knight's capital structure and business as well as actions taken in response thereto and consequences thereof, risks associated with Knight's ability to recover all or a portion of the damages that are attributable to the manner in which NASDAQ OMX handled the Facebook IPO, risks associated with changes in market structure, legislative, regulatory or financial reporting rules, risks associated with past or future changes to organizational structure and management and the costs, integration, performance and operation of businesses previously acquired or developed organically, or that may be acquired or developed organically in the future. Readers should carefully review the risks and uncertainties disclosed in Knight's reports with the SEC, including, without limitation, those detailed under "Certain Factors Affecting Results of Operations" and "Risk Factors" in the Company's Annual Report on Form 10-K for the year-ended December 31, 2011 and in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, and in other reports or documents Knight or Newco files with, or furnishes to, the SEC from time to time.

In addition to factors previously disclosed in Knight’s reports filed with the SEC and those identified elsewhere in this filing, the following factors among others, could cause actual results to differ materially from forward-looking statements or historical performance: ability to obtain regulatory approvals and meet other closing conditions to the mergers, including approval by Knight and Getco shareholders, on the expected terms and schedule; delay in closing the mergers, or inability to close the mergers at all; difficulties and delays in integrating the Knight and Getco businesses or fully realizing cost savings and other benefits; business disruption prior to or following the completion of the mergers, due to transaction-related uncertainty or other factors; the inability to sustain revenue and earnings growth; customer and client actions; inability to retain key employees prior to or following the completion of the mergers; and the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions and divestitures.